UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 18, 2008
LAMAR ADVERTISING COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-30242	72-1449411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(Address of Principal Executive Offices) (Zip Code)
(225) 926-1000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Per the recommendation of its Nominating and Governance Committee and pursuant to Article II, Sections 3 and 4 of the Company’s Amended and Restated By-Laws, the Board of Directors of Lamar Advertising Company (the “Company”) expanded the Board of Directors from eight to nine members and elected Edward H. McDermott as a director to fill the vacancy in the Board created thereby to serve until the Company’s next Annual Meeting of the Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.
Mr. McDermott is a managing director of SPO Partners & Co., a private investment partnership dedicated to public and private equity investing, which he joined in 1995.
As a non-employee director, Mr. McDermott will be entitled to the Company’s non-employee director compensation package, which currently consists of both cash and shares of the Company’s Class A common stock. The Company currently pays its non-employee directors $3,500 per month, plus $1,500 for each committee meeting attended. Mr. McDermott also received a restricted stock award of 557 shares of Class A common stock (the “Stock Award”) on the date of his election, which represents the pro rata portion of the $30,000 grant made to non-employee directors that are not serving on a Committee of the Board for the eight months remaining in his current term based upon the $35.87 closing price of the Company’s Class A common stock on the date of election. The Stock Award was 50% vested on the grant date with the remaining 50% to vest on the last day of Mr. McDermott’s term as a director (the business day prior to the Company’s next Annual Stockholders’ Meeting).
Other than receiving the standard fees for serving on the Board described above, there have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. McDermott had or will have a direct or indirect material interest. There are no family relationships between Mr. McDermott and any other officer or director of the Company. There are no arrangements or understandings between Mr. McDermott and any other person, pursuant to which Mr. McDermott was selected as a director.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMAR ADVERTISING COMPANY (Registrant)
Date: September 18, 2008	By	/s/ Keith Istre
		Name:	Keith Istre
		Title:	Chief Financial Officer